EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[address]

CERTIFICATE OF ASSUMPTION

[Annuity Contract/Life Insurance Policy Number]

You are hereby notified that EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA (“EFLOA”) has, effective as of 12:01 a.m., Eastern Time, on                 , (the “Effective Date”), assumed liability for your [annuity contract/life insurance policy] with EQUITABLE FINANCIAL LIFE INSURANCE COMPANY (“EFLIC”).

From and after the Effective Date, all references in the [annuity contract/life insurance policy] to EFLIC are hereby changed to EFLOA. EFLOA has assumed all rights and duties under the express terms of your [annuity contract/life insurance policy]. EFLIC no longer has any obligations to you under the express terms of your [annuity contract/life insurance policy].

Except for the substitution of EFLOA for EFLIC as your insurer, the terms of your [annuity contract/life insurance policy] will not change as a result of the assumption.

All correspondence and inquiries such as deposits, contract changes, and notices of claims should be submitted to EFLOA at the following address:

Equitable Financial Life Insurance Company of America

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This Certificate of Assumption is of the Effective Date, forms a part of and should be attached to the [annuity contract/life insurance policy] issued to you by EFLIC.

IN WITNESS WHEREOF, EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA has caused this Certificate of Assumption to be duly signed and issued.

Secretary	President